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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion and incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 of our report dated February 13, 2002, except for the fifth paragraph of Note 4, as to which the date is February 21, 2002 relating to the consolidated financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001, which appears in the Annual Report to Shareholders, which is incorporated by reference in Interstate Hotels and Resorts, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 2002. We also consent to the references to us under the headings "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, PA
November 18, 2003